Exhibit 99.1

KONTOOR BRANDS REPORTS 2025 SECOND QUARTER RESULTS; STRENGTHENS 2025 OUTLOOK

Second Quarter 2025 Highlights
•Revenue of $658 million increased 8 percent compared to prior year. Excluding the acquisition of Helly Hansen, revenue increased 4 percent compared to prior year
•Reported gross margin was 46.3 percent. Adjusted gross margin of 46.4 percent increased 120 basis points compared to prior year, including a 20 basis point benefit from the acquisition of Helly Hansen
•Reported operating income was $79 million. Adjusted operating income of $100 million increased 25 percent compared to prior year. Excluding the acquisition of Helly Hansen, adjusted operating income of $105 million increased 32 percent compared to prior year
•Reported EPS was $1.32. Adjusted EPS of $1.21 increased 23 percent compared to prior year. Excluding the acquisition of Helly Hansen, adjusted EPS of $1.33 increased 36 percent compared to prior year
•The Company made a $25 million voluntary term loan payment
•As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.52 per share

Updated Full Year 2025 Outlook
•Outlook includes the anticipated impact from recently enacted increases in tariffs, net of mitigating actions
•Revenue now expected to be in the range of $3.09 to $3.12 billion, representing an increase of approximately 19 to 20 percent (including an approximate 18 percent benefit from Helly Hansen)
•Adjusted gross margin now expected to be approximately 46.1 percent, representing an increase of 100 basis points compared to prior year. Adjusted gross margin includes an approximate 50 basis point impact from recently enacted increases in tariffs
•Adjusted operating income now expected to be approximately $443 million, representing an increase of 16 percent compared to prior year. Adjusted operating income includes an approximate $30 million impact from recently enacted increases in tariffs and incremental demand creation and other investments compared to the prior outlook
•Adjusted EPS now expected to be approximately $5.45, representing an increase of 11 percent compared to prior year (including an approximate $0.20 benefit from Helly Hansen). Adjusted EPS includes an approximate $0.40 impact from recently enacted increases in tariffs and incremental demand creation and other investments compared to the prior outlook
•Cash from operations is now expected to exceed $375 million

GREENSBORO, N.C. - August 7, 2025 - Kontoor Brands, Inc. (NYSE: KTB) today reported financial results for its second quarter ended June 28, 2025.

“Our strong second quarter results were driven by better-than-expected organic revenue growth, gross margin expansion, operating efficiency and cash generation, as well as a stronger-than-expected contribution from Helly Hansen,” said Scott Baxter, President, Chief Executive Officer and Chairman of the Board of Directors. “We welcomed Helly Hansen to the Kontoor family in June and the integration is off to a great start. We are raising our full year outlook including increased investments and the absorption of higher tariffs, reflecting the resilience of our operating model, strong execution, and the momentum across the portfolio as we move into the second half of the year.”

Second Quarter 2025 Income Statement Review

Revenue was $658 million and increased 8 percent compared to prior year. Second quarter results include the contribution from Helly Hansen, which closed on May 31, 2025.

Wrangler brand global revenue was $461 million and increased 7 percent compared to prior year. Wrangler U.S. revenue increased 9 percent, driven by an 8 percent increase in wholesale and a 16 percent increase in direct-to-consumer, including an 18 percent increase in digital. Wrangler international revenue decreased 4 percent compared to prior year, driven by a 5 percent decrease in wholesale partially offset by a 4 percent increase (flat in constant currency) in direct-to-consumer.

Lee brand global revenue was $166 million and decreased 6 percent compared to prior year, consistent with expectations, and sequentially improving from first quarter results. Lee U.S. revenue decreased 5 percent driven by a 7 percent decrease in wholesale partially offset by a 3 percent increase in direct-to-consumer, driven by a 9 percent increase in digital. Lee international revenue decreased 6 percent driven by an 11 percent decrease in wholesale partially offset by a 3 percent increase (1 percent increase in constant currency) in direct-to-consumer.

Helly Hansen global revenue was $29 million for the month of June. Sport and Workwear revenue was $17 million and $9 million, respectively. Musto brand revenue was $3 million. U.S. revenue was $5 million and international revenue was $24 million.

Gross margin increased 160 basis points to 46.3 percent on a reported basis and increased 120 basis points to 46.4 percent on an adjusted basis compared to prior year, including a 20 basis point benefit from the acquisition of Helly Hansen. On an organic basis, adjusted gross margin expansion was driven by the benefits from Project Jeanius, lower product costs, and direct-to-consumer and product mix, partially offset by the carryover of targeted pricing actions taken in the prior year.

Selling, General & Administrative (SG&A) expenses were $226 million, or 34.4 percent of revenue on a reported basis. On an adjusted basis, SG&A expenses were $206 million, or 31.3 percent of revenue. On an organic basis, adjusted SG&A expenses were $185 million representing a decrease of 5 percent compared to prior year driven by a decrease in discretionary and freight expenses, partially offset by investments in demand creation.

Operating income was $79 million on a reported basis. On an adjusted basis, operating income was $100 million and increased 25 percent compared to prior year. Adjusted operating margin of 15.2 percent increased 210 basis points compared to prior year. On an organic basis, adjusted operating income was $105 million and increased 32 percent compared to prior year.

Earnings per share (EPS) was $1.32 on a reported basis. On an adjusted basis, EPS was $1.21, representing an increase of 23 percent. On an organic basis, adjusted EPS was $1.33 and increased 36 percent compared to prior year.

Balance Sheet and Liquidity Review

The Company ended the second quarter with $107 million in cash and cash equivalents, and $1.37 billion in long-term debt. During the quarter, the Company made a $25 million voluntary debt repayment.

At the end of the second quarter, the Company had no outstanding borrowings under the Revolving Credit Facility and $494 million available for borrowing against this facility.

Inventory at the end of the second quarter was $686 million, including inventory from the acquisition of Helly Hansen. Excluding Helly Hansen, inventory of $482 million decreased 1 percent compared to prior year.

As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.52 per share, payable on September 19, 2025, to shareholders of record at the close of business on September 9, 2025.

The Company returned $29 million to shareholders through dividends during the second quarter. The Company has $215 million remaining under its authorized share repurchase program.

Updated Full Year 2025 Outlook

“We are raising our full year outlook to reflect stronger first half results, greater visibility into our tariff mitigation initiatives, and the confidence we have in the outlook for our business for the balance of the year,” said Scott Baxter, President, Chief Executive Officer and Chairman of the Board of Directors. “Our ability to largely offset the impact from higher tariffs reflects the strength of our brands, the agility of our supply chain, and the benefits from Project Jeanius. To support our momentum, we are making incremental demand creation investments to fuel accelerating revenue growth and continued market share gains. While we will continue to manage the business prudently in light of the environment, the third quarter is off to an encouraging start and we enter the second half of the year from a position of strength.”

The Company’s outlook includes the impact from recently enacted increases in tariffs, net of mitigating actions. The Company's outlook assumes a 30 percent reciprocal tariff on China and a 20 percent reciprocal tariff on all other countries from which we source product, with the exception of Mexico. Based on currently available information, the Company's imports from Mexico to the U.S. remain exempt under USMCA.

The Company continues to expect to substantially offset the impact from recently enacted increases in tariffs over a 12 to 18 month period through a combination of targeted price increases, sourcing and production optimization within our global supply chain, inventory management, supplier partnerships and other initiatives.

The Company’s updated full year 2025 outlook includes the following assumptions:

•Revenue is now expected to be in the range of $3.09 to $3.12 billion, representing growth of approximately 19 to 20 percent compared to the prior year. This compares to the prior outlook of 17 to 19 percent growth.

The Company now expects Helly Hansen to contribute approximately $455 million to 2025 revenue, compared to the prior outlook of $425 million. Excluding the impact of Helly Hansen, the Company expects full year 2025 revenue growth of approximately 1 to 2 percent.

The Company expects third quarter revenue of approximately $855 million, representing an increase of approximately 28 percent compared to the prior year.

•Adjusted gross margin is now expected to be approximately 46.1 percent, representing an increase of 100 basis points compared to the prior year. This compares to the prior outlook of 80 to 100 basis points of gross margin expansion. Full year 2025 adjusted gross margin now includes an approximate 50 basis point impact from recently enacted increases in tariffs.

The Company expects third quarter adjusted gross margin of approximately 45.5 percent, representing an increase of 50 basis points compared to the prior year.

•Adjusted SG&A is now expected to increase approximately 24 percent compared to the prior year. This compares to the prior outlook of approximately 20 percent growth. Full year 2025 adjusted SG&A now includes approximately $15 million of incremental demand creation and other investments compared to the prior outlook.

•Adjusted operating income is now expected to be approximately $443 million, representing an increase of 16 percent compared to the prior year. This compares to the prior outlook of $437 to $445 million. Full year 2025 adjusted operating income now includes an approximate $30 million impact from recently enacted increases in tariffs and incremental demand creation and other investments compared to the prior outlook.

•Adjusted EPS is now expected to be approximately $5.45, representing an increase of 11 percent compared to the prior year. This compares to the prior outlook of $5.40 to $5.50. Excluding the impact of Helly Hansen, adjusted EPS is expected to be approximately $5.25, representing an increase of 7 percent compared to the prior year. This compares to the prior outlook of $5.20 to $5.30. Full year 2025 adjusted EPS now includes an approximate $0.40 impact from recently enacted increases in tariffs and incremental demand creation and other investments compared to the prior outlook.

The Company expects third quarter adjusted EPS of approximately $1.35 compared to adjusted EPS of $1.37 in the prior year. The Company's third quarter adjusted EPS outlook includes the impact from recently enacted increases in tariffs and incremental demand creation and other investments. Helly Hansen is expected to be breakeven in the third quarter, net of acquisition-related interest expense.

•Capital expenditures are expected to be approximately $40 million.

•For the full year, the Company expects an effective tax rate of approximately 21 percent. Interest expense is expected to approximate $50 million. Adjusted other expense is expected to approximate $11 million. Average shares outstanding are expected to be approximately 56 million.

•The Company now expects cash flow from operations to exceed $375 million. This compares to the prior outlook to exceed $350 million.

This release refers to “adjusted,” “organic,” and “constant currency” amounts, which are further described in the Non-GAAP Financial Measures section below. All per share amounts are presented on a diluted basis. Amounts as presented herein may not recalculate due to the use of unrounded numbers.

Webcast Information

Kontoor Brands will host its second quarter 2025 conference call beginning at 8:30 a.m. Eastern Time today, August 7, 2025. The conference will be broadcast live via the Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Non-GAAP Financial Measures

Adjusted Amounts - This release refers to “adjusted” amounts. Adjustments during 2025 represent (i) acquisition and integration-related costs associated with the acquisition of Helly Hansen and (ii) restructuring and transformation costs related to business optimization activities and actions to streamline and transfer select production within our internal manufacturing network. Adjustments during 2024 represent restructuring and transformation costs related to business optimization activities and actions to streamline and transfer select production within our internal manufacturing network. Additional information regarding adjusted amounts is provided in notes to the supplemental financial information included with this release.

Organic Amounts - This release refers to “organic” amounts, which represent operating results excluding contributions from the Helly Hansen and Musto brands.

Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies.

For forward-looking non-GAAP measures included in this filing, the Company does not provide a reconciliation to the most comparable GAAP financial measures because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing and/or amount of various items that have not yet occurred and have been excluded from adjusted measures. Additionally, estimating such GAAP measures and providing a meaningful reconciliation consistent with the Company’s accounting policies for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a portfolio of three of the world’s most iconic lifestyle, outdoor and workwear brands: Wrangler®, Lee® and Helly Hansen®. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements

Certain statements included in this release and attachments are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: macroeconomic conditions, including elevated interest rates, moderating inflation, fluctuating foreign currency exchange rates, global supply chain issues and inconsistent consumer demand, continue to adversely impact global economic conditions and have had, and may continue to have, a negative impact on the Company’s business, results of operations, financial condition and cash flows (including future uncertain impacts); the level of consumer demand for apparel; reliance on a small number of large customers; potential difficulty in integrating Helly Hansen and/or in achieving the expected growth, cost savings and/or synergies from the acquisition; supply chain and shipping disruptions, which could continue to result in shipping delays, an increase in transportation costs and increased product costs or lost sales; intense industry competition; the ability to accurately forecast demand for products; the Company’s ability to gauge consumer preferences and product trends, and to respond to constantly changing markets; the Company’s ability to maintain the images of its brands; changes to trade policy, including tariffs, reciprocal tariffs and import/export regulations; disruption and volatility in the global capital and credit markets and its impact on the Company’s ability to obtain short-term or long-term financing on favorable terms; the Company maintaining satisfactory credit ratings; restrictions on the Company’s business relating to its debt obligations; increasing pressure on margins; e-commerce operations through the Company’s direct-to-consumer business; the financial difficulty experienced by the retail industry; possible goodwill and other asset impairment; the ability to implement the Company’s business strategy; the stability of manufacturing facilities and foreign suppliers; fluctuations in wage rates and the price, availability and quality of raw materials and contracted products, including as a result of tariffs and reciprocal tariffs; the reliance on a limited number of suppliers for raw material sourcing and the ability to obtain raw materials on a timely basis or in sufficient quantity or quality; disruption to distribution systems; seasonality; unseasonal or severe weather conditions; potential challenges with the Company’s implementation of Project Jeanius; the Company's and its vendors’ ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss or maintain operational performance; ability to properly collect, use, manage and secure consumer and employee data; legal, regulatory, political and economic risks; the impact of climate change and related legislative and regulatory responses; stakeholder response to sustainability issues, including those related to climate change; compliance with anti-bribery, anti-corruption and anti-money laundering laws by the Company and third-party suppliers and manufacturers; changes in tax laws and liabilities; the costs of compliance with or the violation of national, state and local laws and regulations for environmental, consumer protection, employment, privacy, safety and other matters; continuity of members of management; labor relations; the ability to protect trademarks and other intellectual property rights; the ability of the Company’s licensees to generate expected sales and maintain the value of the Company’s brands; volatility in the price and trading volume of the Company’s common stock; anti-takeover provisions in the Company’s organizational documents; and fluctuations in the amount and frequency of our share repurchases. Many of the foregoing risks and uncertainties will be exacerbated by any worsening of the global business and economic environment.

More information on potential factors that could affect the Company’s financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Michael Karapetian, (336) 332-4263
Vice President, Corporate Development, Strategy, and Investor Relations
Michael.Karapetian@kontoorbrands.com

or

Media:
Julia Burge, (336) 332-5122
Director, External Communications
Julia.Burge@kontoorbrands.com

###

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June		%	Six Months Ended June		%
(Dollars and shares in thousands, except per share amounts)	2025	2024	Change	2025	2024	Change
Net revenues	$658,259	$606,898	8%	$1,281,160	$1,238,100	3%
Costs and operating expenses
Cost of goods sold	353,422	335,538	5%	680,687	681,596	—%
Selling, general and administrative expenses	226,300	196,117	15%	448,637	396,831	13%
Total costs and operating expenses	579,722	531,655	9%	1,129,324	1,078,427	5%
Operating income	78,537	75,243	4%	151,836	159,673	(5)%
Interest expense	(13,485)	(10,382)	30%	(23,293)	(19,674)	18%
Interest income	2,897	2,616	11%	6,337	5,041	26%
Other income (expense), net	29,761	(3,021)	1085%	18,761	(5,904)	418%
Income before income taxes	97,710	64,456	52%	153,641	139,136	10%
Income taxes	(24,105)	(12,687)	90%	(37,154)	(27,860)	33%
Income from equity method investment	264	—	*	264	—	*
Net income	$73,869	$51,769	43%	$116,751	$111,276	5%
Earnings per common share
Basic	$1.33	$0.93		$2.11	$2.00
Diluted	$1.32	$0.92		$2.08	$1.97
Weighted average shares outstanding
Basic	55,560	55,810		55,458	55,772
Diluted	55,975	56,456		56,017	56,597
* Calculation not meaningful.
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53-week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended June 2025 and June 2024 correspond to the 13-week and 26-week fiscal periods ended June 28, 2025 and June 29, 2024, respectively. References to June 2025, December 2024 and June 2024 relate to the balance sheets as of June 28, 2025, December 28, 2024 and June 29, 2024, respectively. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	June 2025	December 2024	June 2024
ASSETS
Current assets
Cash and cash equivalents	$107,482	$334,066	$224,296
Accounts receivable, net	304,761	243,660	205,019
Inventories	685,515	390,209	488,340
Prepaid expenses and other current assets	118,018	96,346	104,357
Total current assets	1,215,776	1,064,281	1,022,012
Property, plant and equipment, net	136,427	103,300	108,150
Operating lease assets	157,810	47,171	55,850
Intangible assets, net	451,898	11,232	11,854
Goodwill	488,448	208,787	209,493
Other assets	267,546	215,768	205,080
TOTAL ASSETS	$2,717,905	$1,650,539	$1,612,439
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$265,837	$179,680	$196,460
Accrued and other current liabilities	253,474	193,335	153,903
Operating lease liabilities, current	39,062	20,890	22,714
Total current liabilities	558,373	393,905	373,077
Operating lease liabilities, noncurrent	122,638	29,955	35,911
Other liabilities	172,037	86,309	86,646
Long-term debt	1,366,510	740,315	749,654
Total liabilities	2,219,558	1,250,484	1,245,288
Commitments and contingencies
Total equity	498,347	400,055	367,151
TOTAL LIABILITIES AND EQUITY	$2,717,905	$1,650,539	$1,612,439

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June
(In thousands)	2025	2024
OPERATING ACTIVITIES
Net income	$116,751	$111,276
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	19,828	19,530
Stock-based compensation	20,770	13,669
Other, including working capital changes, net of business acquisition effects	(54,041)	8,196
Cash provided by operating activities	103,308	152,671
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(6,065)	(8,122)
Capitalized computer software	(2,291)	(2,045)
Business acquisition, net of cash received	(870,058)	—
Proceeds from the settlement of foreign exchange contracts to hedge business acquisition	24,115	—
Other	(1,125)	(1,265)
Cash used by investing activities	(855,424)	(11,432)
FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	1,000,000	—
Payment of debt issuance costs	(7,433)	—
Repayments of term loan	(370,000)	(35,000)
Repurchases of Common Stock	—	(45,271)
Dividends paid	(57,717)	(55,732)
Shares withheld for taxes, net of proceeds from issuance of Common Stock	(8,555)	(1,037)
Cash provided (used) by financing activities	556,295	(137,040)
Effect of foreign currency rate changes on cash and cash equivalents	(30,763)	5,047
Net change in cash and cash equivalents	(226,584)	9,246
Cash and cash equivalents – beginning of period	334,066	215,050
Cash and cash equivalents – end of period	$107,482	$224,296

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended June		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2025	2024
Segment revenues:
Wrangler	$461,279	$429,245	7%	7%
Lee	165,627	175,299	(6)%	(6)%
Helly Hansen	26,672	—	*	*
Total reportable segment revenues	653,578	604,544	8%	8%
Other revenues (b)	4,681	2,354	99%	99%
Total net revenues	$658,259	$606,898	8%	8%
Segment profit (loss):
Wrangler	$108,091	$88,339	22%
Lee	12,417	13,367	(7)%
Helly Hansen	(4,813)	—	*
Reconciliation to income before income taxes:
Corporate and other expenses	(6,360)	(28,378)	(78)%
Interest expense	(13,485)	(10,382)	30%
Interest income	2,897	2,616	11%
Loss related to other revenues (b)	(1,037)	(1,106)	(6)%
Income before income taxes	$97,710	$64,456	52%

	Six Months Ended June		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2025	2024
Segment revenues:
Wrangler	$881,525	$838,739	5%	5%
Lee	365,527	394,742	(7)%	(7)%
Helly Hansen	26,672	—	*	*
Total reportable segment revenues	1,273,724	1,233,481	3%	4%
Other revenues (b)	7,436	4,619	61%	61%
Total net revenues	$1,281,160	$1,238,100	3%	4%
Segment profit (loss):
Wrangler	$194,939	$163,005	20%
Lee	44,864	48,461	(7)%
Helly Hansen	(4,813)	—	*
Reconciliation to income before income taxes:
Corporate and other expenses	(63,139)	(56,438)	12%
Interest expense	(23,293)	(19,674)	18%
Interest income	6,337	5,041	26%
Loss related to other revenues (b)	(1,254)	(1,259)	—%
Income before income taxes	$153,641	$139,136	10%
(a) Refer to constant currency definition on the following pages.
(b) We report an “Other” category to reconcile segment revenues to total net revenues and segment profit to income before income taxes, but the Other category does not meet the criteria to be considered a reportable segment. Other includes sales and licensing of the Musto®, Chic® and Rock & Republic® brands, as well as other company-owned brands and private label apparel, and the associated costs.
* Calculation not meaningful.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended June 2025
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$461,279	$(608)	$460,671
Lee	165,627	(63)	165,564
Helly Hansen	26,672	—	26,672
Total reportable segment revenues	653,578	(671)	652,907
Other revenues	4,681	—	4,681
Total net revenues	$658,259	$(671)	$657,588

	Six Months Ended June 2025
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$881,525	$1,676	$883,201
Lee	365,527	2,863	368,390
Helly Hansen	26,672	—	26,672
Total reportable segment revenues	1,273,724	4,539	1,278,263
Other revenues	7,436	—	7,436
Total net revenues	$1,281,160	$4,539	$1,285,699
Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted and Adjusted Organic Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

	Three Months Ended June
(Dollars in thousands, except per share amounts)	2025	2024

Net revenues - as reported under GAAP	$658,259	$606,898
Contribution from Helly Hansen (a)	29,232	—
Organic net revenues	$629,027	$606,898

Cost of goods sold - as reported under GAAP	$353,422	$335,538
Restructuring and transformation costs (b)	(893)	(3,173)
Adjusted cost of goods sold	352,529	332,365
Contribution from Helly Hansen (a)	14,111	—
Adjusted organic cost of goods sold	$338,418	$332,365

Selling, general and administrative expenses - as reported under GAAP	$226,300	$196,117
Restructuring and transformation costs (b)	(6,503)	(1,290)
Acquisition and integration-related costs (c)	(14,040)	—
Adjusted selling, general and administrative expenses	205,757	194,827
Contribution from Helly Hansen (a)	20,430	—
Adjusted organic selling, general and administrative expenses	$185,327	$194,827

Other income (expense), net - as reported under GAAP	$29,761	$(3,021)
Acquisition purchase price hedging gains (c)	(32,980)	—
Adjusted other expense, net	$(3,219)	$(3,021)

Diluted earnings per share - as reported under GAAP	$1.32	$0.92
Restructuring and transformation costs (b)	0.10	0.06
Acquisition and integration-related hedging gains, net of costs (c)	(0.21)	—
Adjusted diluted earnings per share	1.21	0.98
Contribution from Helly Hansen (a)	(0.12)	—
Adjusted organic diluted earnings per share	$1.33	$0.98

Net income - as reported under GAAP	$73,869	$51,769
Income taxes	24,105	12,687
Interest expense	13,485	10,382
Interest income	(2,897)	(2,616)
EBIT	$108,562	$72,222
Depreciation and amortization	10,191	10,025
EBITDA	$118,753	$82,247
Restructuring and transformation costs (b)	7,396	4,463
Acquisition and integration-related benefits (c)	(18,940)	—
Adjusted EBITDA	$107,209	$86,710
As a percentage of total net revenues	16.3%	14.3%
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis, on an adjusted basis and on an adjusted organic basis, which excludes the operating results from the Helly Hansen acquisition. EBIT, EBITDA and adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document. Amounts herein may not recalculate due to the use of unrounded numbers.
(a) Contribution from Helly Hansen represents the operating results from Helly Hansen® and Musto® for the month of June 2025.
(b) See Note 1 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document.
(c) See Note 2 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended June
	2025			2024
(Dollars in thousands, except per share amounts)	GAAP	Adjusted	Adjusted Organic	GAAP	Adjusted

Net revenues	$658,259	$658,259	$629,027	$606,898	$606,898

Gross margin	$304,837	$305,730	$290,609	$271,360	$274,533
As a percentage of total net revenues	46.3%	46.4%	46.2%	44.7%	45.2%

Selling, general and administrative expenses	$226,300	$205,757	$185,327	$196,117	$194,827
As a percentage of total net revenues	34.4%	31.3%	29.5%	32.3%	32.1%

Operating income	$78,537	$99,973	$105,282	$75,243	$79,706
As a percentage of total net revenues	11.9%	15.2%	16.7%	12.4%	13.1%
Earnings per share - diluted	$1.32	$1.21	$1.33	$0.92	$0.98

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis, on an adjusted basis and on an adjusted organic basis, which excludes the operating results from the Helly Hansen acquisition. These adjusted and adjusted organic presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended June 2025
	Revenues - As Reported
(In thousands)	Wrangler	Lee	Helly Hansen	Other	Total
Channel revenues
U.S. Wholesale	$382,782	$90,252	$2,713	$2,116	$477,863
International Wholesale	38,078	37,256	16,444	1,488	93,266
Direct-to-Consumer	40,419	38,119	7,515	1,077	87,130
Total	$461,279	$165,627	$26,672	$4,681	$658,259

Geographic revenues
U.S.	$416,984	$104,949	$5,058	$2,391	$529,382
International	44,295	60,678	21,614	2,290	128,877
Total	$461,279	$165,627	$26,672	$4,681	$658,259

	Three Months Ended June 2024
	Revenues - As Reported
(In thousands)	Wrangler	Lee	Helly Hansen	Other	Total
Channel revenues
U.S. Wholesale	$353,376	$96,613	$—	$2,162	$452,151
International Wholesale	40,294	41,662	—	—	81,956
Direct-to-Consumer	35,575	37,024	—	192	72,791
Total	$429,245	$175,299	$—	$2,354	$606,898

Geographic revenues
U.S.	$382,977	$110,899	$—	$2,354	$496,230
International	46,268	64,400	—	—	110,668
Total	$429,245	$175,299	$—	$2,354	$606,898

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select Revenue Information
(Unaudited)

	Three Months Ended June
	2025	2024	2025 to 2024
(Dollars in thousands)	As Reported under GAAP		% Change Reported	% Change Constant Currency
Wrangler U.S.	$416,984	$382,977	9%	9%
Lee U.S.	104,949	110,899	(5)%	(5)%
Helly Hansen U.S.	5,058	—	*	*
Other U.S.	2,391	2,354	2%	2%
Total U.S. revenues	$529,382	$496,230	7%	7%

Wrangler International	$44,295	$46,268	(4)%	(6)%
Lee International	60,678	64,400	(6)%	(6)%
Helly Hansen International	21,614	—	*	*
Other International	2,290	—	*	*
Total International revenues	$128,877	$110,668	16%	16%

Global Wrangler	$461,279	$429,245	7%	7%
Global Lee	165,627	175,299	(6)%	(6)%
Global Helly Hansen	26,672	—	*	*
Global Other	4,681	2,354	99%	99%
Total revenues	$658,259	$606,898	8%	8%
* Calculation not meaningful.

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on a constant currency basis, which is a non-GAAP financial measure. See “Business Segment Information – Constant Currency Basis (Non-GAAP)” for additional information on constant currency financial calculations.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Adjusted Return on Invested Capital (Non-GAAP)
(Unaudited)

(Dollars in thousands)	Trailing Twelve Months Ended June
Numerator	2025	2024
Net income	$251,277	$239,578
Plus: Income taxes	64,915	37,315
Plus: Interest income (expense), net	31,998	32,424
EBIT	$348,190	$309,317
Plus: Restructuring and transformation costs (a)	45,381	18,392
Plus: Acquisition and integration-related costs (a)	251	—
Plus: Operating lease interest (b)	1,354	1,205
Adjusted EBIT	$395,176	$328,914
Adjusted effective income tax rate (c)	20%	14%
Adjusted net operating profit after taxes	$315,599	$282,212

Denominator	June 2025	June 2024	June 2023
Equity	$498,347	$367,151	$323,251
Plus: Current portion of long-term debt and other borrowings	—	—	15,062
Plus: Noncurrent portion of long-term debt	1,366,510	749,654	773,270
Plus: Operating lease liabilities (d)	161,700	58,625	63,943
Less: Cash and cash equivalents	(107,482)	(224,296)	(82,418)
Invested capital	$1,919,075	$951,134	$1,093,108
Average invested capital (e)	$1,435,105	$1,022,121

Net income to average debt and equity (f)	16.9%	21.5%
Adjusted return on invested capital	22.0%	27.6%
Non-GAAP Financial Information: Adjusted return on invested capital (“ROIC”) is a non-GAAP measure. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. ROIC may be different from similarly titled measures used by other companies. Amounts herein may not recalculate due to the use of unrounded numbers.
(a) See Note 3 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document.
(b) Operating lease interest is based upon the discount rate for each lease and recorded as a component of rent expense within “Selling, general and administrative expenses” in the Company's statements of operations. The adjustment for operating lease interest represents the add-back to earnings before interest and taxes (“EBIT”) based upon the assumption that properties under our operating leases were owned or accounted for as finance leases. Operating lease interest is added back to EBIT in the adjusted ROIC calculation to account for differences in capital structure between us and other companies.
(c) Effective income tax rate adjusted for acquisition and integration-related and restructuring and transformation costs and the corresponding tax impact. See Note 3 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document.
(d) Total of “Operating lease liabilities, current” and “Operating lease liabilities, noncurrent” in the Company's balance sheets.
(e) The average is based on the “Invested capital” at the end of the current period and at the end of the comparable prior period.
(f) Calculated as “Net income” divided by average “Debt” and “Equity.” “Debt” includes the current and noncurrent portion of long-term debt as well as other short-term borrowings. The average is based on the subtotal of “Debt” and “Equity” at the end of the current period and at the end of the comparable prior period.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted and Adjusted Organic Financial Measures - Notes (Non-GAAP)
(Unaudited)
Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures
Management uses non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(1) During the three months ended June 2025, restructuring and transformation costs included $6.9 million related to business optimization activities and $0.5 million related to streamlining and transferring select production within our internal manufacturing network. Total restructuring and transformation costs resulted in a corresponding tax impact of $1.6 million for the three months ended June 2025.
During the three months ended June 2024, restructuring and transformation costs included $2.7 million related to streamlining and transferring select production within our internal manufacturing network and $1.8 million related to business optimization activities. Total restructuring and transformation costs resulted in a corresponding tax impact of $1.1 million for the three months ended June 2024.
(2) During the three months ended June 2025, acquisition and integration-related benefits included $33.0 million of gains related to foreign currency exchange contracts to hedge the purchase price of the Helly Hansen acquisition, and $14.0 million of professional and other fees. Total acquisition and integration-related benefits resulted in a corresponding tax impact of $(6.9) million for the three months ended June 2025.
(3) During the trailing twelve months ended June 2025, restructuring and transformation costs were $45.4 million related to business optimization activities and streamlining and transferring select production within our internal manufacturing network. Acquisition and integration-related costs included $24.4 million of professional and other fees, and $24.1 million of gains related to foreign currency exchange contracts to hedge the purchase price of the Helly Hansen acquisition. In total, these costs resulted in a corresponding tax impact of $7.9 million for the trailing twelve months ended June 2025.
During the trailing twelve months ended June 2024, restructuring and transformation costs were $18.4 million related to business optimization activities, streamlining and transferring select production within our internal manufacturing network, optimizing and globalizing our operating model and reductions in our global workforce. Total restructuring and transformation costs resulted in a corresponding tax impact of $4.6 million for the trailing twelve months ended June 2024.